Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-193155

PROSPECTUS

3,146,340 SHARES OF COMMON STOCK
OF
ADCARE HEALTH SYSTEMS, INC.

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus under “Selling Shareholders” of up to:

•
660,770 shares of common stock issued upon exercise of warrants issued by us to investors in a financing transaction in September 2010, with an exercise price of $3.57 per share, which expired on March 13, 2014 (the “2010 Warrants”);

•
2,410,570 shares of common stock issuable upon exercise of warrants issued by us to certain of our officers and directors, consultants, placement agents, vendors and other service providers in connection with services rendered to use (the “Service Warrants”); and

•
75,000 shares of common stock issuable upon exercise of a warrant issued to us in partial settlement of certain claims alleged by a placement agent and its affiliates, with a current exercise price of $3.96 per share (the “Settlement Warrant” and, together with the 2010 Warrants and the Service Warrants, the “Warrants”).

The shares are being offered by the selling shareholders identified in this prospectus under “Selling Shareholders.” We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.
The selling shareholders may sell the shares of the common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.”  The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
The common stock is traded on the NYSE MKT under the symbol “ADK.” On June 11, 2014, the last reported sale of the common stock on the NYSE MKT was $4.30 per share.
You should read carefully both this prospectus and any prospectus supplement together with the additional information described in this prospectus under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 20, 2014

TABLE OF CONTENTS

Page
Prospectus Summary................................................................................................................................	1
Risk Factors..............................................................................................................................................	6
Forward-Looking Statements...................................................................................................................	9
Use of Proceeds........................................................................................................................................	10
Selling Shareholders.................................................................................................................................	11
Plan of Distribution..................................................................................................................................	19
Legal Matters...........................................................................................................................................	20
Experts.....................................................................................................................................................	20
Where You Can Find More Information..................................................................................................	20
Incorporation of Certain Information By Reference................................................................................	21
Disclosure of SEC Position on Indemnification for Securities Act Liabilities........................................	21

You should rely only on the information contained or incorporated by reference into this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus are accurate only as of the date such information is presented. Our business, financial condition, results of operations and financial condition may have subsequently changed. You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
This prospectus may be supplemented from time to time to add, update or change the information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Internet website maintained by the Securities and Exchange Commission (the “SEC”) or at the SEC’s offices as further discussed under “Where You Can Find More Information.”

Except as otherwise indicated or unless the context requires, as used in this prospectus, references to “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc., a Georgia corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY
This summary highlights certain information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus. It may not contain all of the information that is important to you or that you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, including “Risk Factors” and the documents incorporated by reference into this prospectus, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
THE COMPANY
Overview
We own and manage skilled nursing facilities and assisted living facilities in the states of Alabama, Arkansas, Georgia, Missouri, North Carolina, Ohio, Oklahoma, and South Carolina. As of March 31, 2014, we own, lease and manage 38 facilities consisting of 35 skilled nursing facilities, two assisted living facilities and one independent living/senior housing facility which total approximately 4,300 beds/units. Our facilities provide a range of health care services to patients and residents, including, but not limited to, skilled nursing and assisted living services, social services, various therapy services and other rehabilitative and healthcare services for both long-term residents and short-stay patients. As of March 31, 2014, of the total 38 facilities, we owned and operated 25 facilities, leased and operated nine facilities, and managed four facilities for third parties.
Our skilled nursing and assisted living facilities provide services to individuals needing long-term care in a nursing home or assisted living setting and provide management of those facilities. Through our subsidiaries, we provide a full complement of administrative services as well as consultative services that permit our local facility leadership teams to better focus on the delivery of healthcare services. We also provide these services to unaffiliated third party long-term care operators and/or owners with whom we enter into management contracts. We currently provide these services to two unaffiliated facility owners. Each of our facilities is led by highly dedicated individuals who are responsible for the key operational decisions at their facilities. Facility leaders and staff are trained and motivated to pursue superior clinical outcomes, high patient and family satisfaction, operating efficiencies and financial performance at their facilities. In addition, our facility leaders are enabled and motivated to share real-time operating data and otherwise benchmark clinical and operational performance against their peers in other facilities in order to improve clinical care, maximize patient satisfaction and augment operational efficiencies, promoting the sharing of best practices.
Much of our historical growth can be attributed to our expertise in acquiring under-performing facilities and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. We intend to continue to grow our revenue and earnings by:

•	focusing on efficiencies in our operations and internal growth;

•	increasing the proportion of sub-acute patients within our skilled nursing facilities;

•	expanding clinical programs within our existing facilities;

•	continuing to acquire additional facilities in existing and new markets; and

•	evaluating and potentially targeting the acquisition of complementary businesses which provide services to skilled nursing facilities.
Company History
AdCare is a Georgia corporation. We were incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, we acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed our name to AdCare Health Systems, Inc. On December 12, 2013, AdCare changed its state of incorporation from the State of Ohio to the State of Georgia.
Growth Strategy
Our objective is to be the provider of choice for health care and related services to the elderly in the communities in which we operate. We intend to grow our business through numerous initiatives.

We expect to continue to increase occupancy rates and revenue per occupied unit at our facilities. We believe that our current operations serve as the foundation on which we can build a large fully-integrated senior living company. We will target attractive geographic markets by using our existing infrastructure and operating model to provide a broad range of high quality care in a cost-efficient manner.
Organic Growth. We intend to focus on improving our operating margins within all of our facilities. We continually seek to maintain and improve our operating margins by:

•	increasing the proportion of higher revenue sub-acute health care services delivered at our skilled nursing facilities;

•	using data to identify providers in need of our services, understand their priorities and address their requirements;

•	attracting new residents through the on-site marketing programs focused on residents and family members;

•
actively seeking referrals from professional community outreach sources, including area religious organizations, senior social service programs, civic and business networks, as well as the medical community; and

•	continually refurbishing and renovating our facilities.
Pursue Strategic Acquisitions. We believe that our current infrastructure and extensive contacts within the industry will continue to provide us with the opportunity to evaluate numerous acquisition opportunities. We believe there is a significant opportunity for growth with a private to public arbitrage and opportunity to increase our operating margins by evaluating and potentially targeting the acquisition of complementary businesses which provide services to skilled nursing facilities.
Fragmentation in the Industry Provides Acquisition and Consolidation Opportunities. The senior living industry is highly fragmented and we believe that this provides significant acquisition and consolidation opportunities. We believe that the limited capital resources available to many small, private operators impedes their growth and exit prospects. We believe that we are well positioned to approach strategic small private operators and offer to them exit strategies which are not currently available as well as the ability to grow their business.
Emphasize Employee Training and Retention. We devote special attention to the hiring, screening, training, supervising and retention of our employees and caregivers. We have adopted comprehensive recruiting and screening programs for management positions that utilize corporate office team interviews and background and reference checks. We believe our commitment to, and emphasis on, quality hiring practices, employee training and retention differentiates us from many of our competitors.
Positioned for Growth. Our strategy typically begins with the acquisition of an independently owned, often times family operated, skilled nursing facility. We then utilize our proven clinical management and marketing programs to increase the proportion of more clinically complex sub-acute patients. These patients generate higher revenue per patient day. In many situations these patients are also more profitable. Additionally we are able to leverage our enhanced purchasing power and increase operating profit by providing more cost effective supplies and ancillary services. These management practices also assist in providing quality care to our patients and residents.
Operating Strategy
Our operating philosophy is to provide affordable, quality care to our patients and residents. We execute this strategy by empowering and supporting our local leadership teams at the facilities. These facility teams are supported by seasoned regional staff that provide consultative assistance from both a clinical and operations perspective. Additionally, we provide centralized back office administrative services to the facilities such as accounting, payroll and accounts payable processing, purchasing, and IT support. Centralizing these non-patient centric activities is more efficient and cost effective and frees up facility staff to focus on patient care.
Increase Revenues and Profitability at Existing Facilities. Our strategy includes increasing facility revenues and profitability levels through increasing occupancy levels, increasing the percentage of sub-acute patients, maximizing reimbursement rates as appropriate, providing additional services to our current residents, and containing costs. Ongoing initiatives to promote higher occupancy levels and appropriate payor and case mixes at our senior living facilities include corporate programs to promote specialized care and therapy services, as well as initiatives to improve customer service and develop safety programs to improve worker compensation insurance rates.

Offer Services Based on Level of Care. We are continually expanding our range of products and services to meet the evolving needs of our patients and residents. We have developed a variety of special clinical programs and care offerings in response to particular geographic markets.
Improve Operating Efficiencies. We actively monitor and manage our operating costs. By having an established portfolio of properties, we believe that we have a platform to achieve operating efficiencies through economies of scale in the purchase of bulk items, such as food, and in the spreading of fixed costs, such as corporate overhead, over a larger revenue base and the ability to provide more effective management supervision and financial controls.
Increase Occupancy Through Emphasis on Marketing Efforts. We emphasize strong corporate support for the marketing of our various local facilities. At a local level, our sales and marketing efforts are designed to promote higher occupancy levels and optimal payor mix. Management believes that the long-term care industry is fundamentally a local industry in which both patients and residents and the referral sources for them are based in the immediate local geographic area of the facility.
Improve Collaboration with Community Partners. Changes in healthcare have created the need for providers to create more efficient delivery models. We endeavor to work closely with our community partners to develop specific post-acute program tracts, care transition algorithms and programs to reduce hospital readmissions.

Promote an Internally-Developed Marketing Program. We focus on the identification and provision of services needed by the community. We assist each facility administrator in analysis of local demographics and competition with a view toward complementary service development. Our belief is that this locally based marketing approach, coupled with strong corporate monitoring and support, provides us an advantage over regional competitors.
Operate the Facility Based Management Model. We hire an administrator/manager and director of nursing for each of our skilled nursing facilities and provide them with autonomy, responsibility and accountability. We believe this allows us to attract and retain higher quality administrators and directors of nursing. This leadership team manages the day-to-day operations of each facility, including oversight of the quality of care, delivery of resident services, and monitoring of the financial performance and marketing functions. We actively recruit personnel to maintain adequate staffing levels at our existing facilities and provide financial and budgeting assistance for our administrators, directors of nursing and department managers.

THE OFFERING

Common stock offered by us	None

Common stock offered by selling shareholders
The prospectus covers the resale, from time to time, by the selling shareholders identified in this prospectus under “Selling Shareholders” of up to:
•
660,770 shares of common stock issued upon exercise of the 2010 Warrants;
•
2,410,570 shares of common stock issuable upon exercise of the Service Warrants; and
•
75,000 shares of common stock issuable upon conversion of the Settlement Warrant.

Common stock outstanding immediately prior to the offering, as of May 31, 2014	17,508,686 shares (1)

Common stock outstanding immediately after the offering	20,655,026 shares (1)

Use of Proceeds
We will not receive any proceeds from the resale by the selling shareholders of the common stock offered by this prospectus. We will receive proceeds from the exercise of the Warrants, if they are exercised on a cash basis. We intend to use any proceeds from the exercise of the Warrants for working capital and other general corporate purposes.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a complete loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors identified in this prospectus under “Risk Factors” beginning on page 6.

(1)
Excludes: (i) 1,727,823 shares of common stock issuable upon exercise of outstanding options, at a current weighted-average exercise price of $4.58 per share of common stock; (ii) 1,072,386 shares of the common stock issuable upon conversion of our subordinated convertible promissory notes issued in 2010, with a current conversion price of $3.73 per share (the “2010 Notes”); (iii) 1,889,169 shares of common stock issuable upon conversion of our subordinated convertible promissory notes issued in 2012, with a current conversion price of $3.97 per share (the “2012 Notes”); (iv) 1,637,777 shares of common stock issuable upon conversion of our subordinated convertible promissory notes issued in 2014, with a current conversion price of $4.50 per share; (v) 48,889 shares of common stock issuable upon exercise of outstanding warrants (excluding the Warrants) at a current weighted-average exercise price of $4.50 per share of common stock; and (vi) 207,177 shares of the common stock reserved for issuance under our existing equity incentive plans. Assumes the exercise of all Warrants.

CORPORATE INFORMATION
Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia 30076, and our telephone number is (678) 869-5116. We maintain an Internet website at www.adcarehealth.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in this prospectus and the documents incorporated by reference into this prospectus, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. The risks and uncertainties described in this prospectus and the documents incorporated by reference into this prospectus are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, results of operations or financial condition. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference into this prospectus actually occurs, then our business, results of operations and financial condition could be adversely affected in a material way. This could cause the market price of the common stock to decline, perhaps significantly, and you may lose part or all of your investment.
Additional Risks Related to the Offering
The price of the common stock may be subject to volatility.
The market price of the common stock has fluctuated and could fluctuate significantly in the future as a result of various factors and events, many of which are beyond our control. These factors may include:

•	variations in our operating results;

•	changes in our financial condition, performance and prospects;

•	changes in general economic and market conditions;

•	the departure of any of our key executive officers and directors;

•	announcements by us or our competition of significant acquisitions, strategic partnerships or transactions;

•	press releases or negative publicity relating to us or our competitors or relating to trends in health care;

•	government action or regulation, including changes in federal, state and local health-care regulations to which we are subject;

•	the level and quality of securities analysts’ coverage for our stock;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors; and

•	future sales of the common stock.
Furthermore, the stock market in recent years has experienced sweeping price and volume fluctuations that often have been unrelated to the operating performance of affected companies. These market fluctuations may also cause the price of the common stock to decline.
In the event of fluctuations in the price of the common stock, shareholders may be unable to resell shares of the common stock at or above the price at which they purchased such shares. Additionally, due to fluctuations in the price of the common stock, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.
Sales of a significant number of shares of the common stock in the public markets, or the perception that such sales could occur, could depress the market price of the common stock and impair our ability to raise capital.
Sales of a substantial number of shares of the common stock or other equity-related securities in the public markets, including the issuance of the common stock upon exercise of options or warrants or conversion of 2014 Notes, could depress the market price of the common stock. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

We do not currently pay cash dividends on the common stock and do not anticipate doing so in the future.
We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings after payment of dividends on our Series A Preferred Stock to fund our operations and, therefore, we currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, no cash dividends may be declared or paid on our common stock unless full cumulative dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment, for all past dividend periods.
We could be prevented from paying dividends on the common stock.
We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on the common stock, if and to the extent declared by the Board of Directors. The ability of our subsidiaries to pay dividends and other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or other distributions to us.
In addition, we may only pay dividends on the common stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. Furthermore: (i) one of our mortgage loans prohibits the payment of dividends on the common stock if we fail to comply with certain financial covenants or if a default or event of default under the loan agreement has occurred; and (ii) another one of our mortgage loans requires the consent of the lender and the guarantor prior to payment of dividends on the common stock. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the common stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments.
The payment of any future dividends on the common stock will be at the discretion of the Board of Directors and will depend, among other things, the earnings and results of operations of our subsidiaries, their ability to pay dividends and other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board of Directors deems relevant.
Takeover defense provisions may adversely affect the market price of the common stock.
Various provisions of Georgia corporation law and of our corporate governance documents may inhibit changes in control not approved by the Board of Directors and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of the common stock in the event of an attempted hostile takeover. In addition, the existence of these provisions may adversely affect the market price of the common stock. These provisions include:

•	a requirement that special meetings of shareholders be called by the Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•	a classified Board of Directors;

•	a requirement that directors may only be removed for cause and then only by an affirmative vote of at least a majority of all votes entitled to be cast in the election of such directors;

•	advance notice requirements for shareholder proposals and nominations; and

•	availability of “blank check” preferred stock.
Furthermore, we have elected to be governed by the “business combination” and “fair price” provisions of the Georgia Business Corporation Code (the “GBCC”) that could be viewed as having the effect of discouraging an attempt to take control of us. The business combination provisions would prohibit us from engaging in various business combination transactions with any interested shareholder for a period of five years after the date of the transaction in which the person became an interested shareholder unless certain designated conditions are met. The fair price provision generally restricts us from entering into certain Business Combinations (as defined in the GBCC) with an interested shareholder unless the transaction is unanimously approved by the continuing directors who must constitute at least three members of the Board of Directors at the time of such approval; or the transaction is recommended by at least two-thirds of the continuing directors and approved by a majority of the shareholders excluding the interested shareholder. For more information on these provisions of the GBCC and our other takeover defense provisions.

The Board of Directors can use these and other provisions to prevent, delay or discourage a change in control of the Company or a change in our management. Any such delay or prevention of a change in control or management could deter potential acquirers or prevent the completion of a takeover transaction pursuant to which our shareholders could receive a substantial premium over the current market price of the common stock, which in turn may limit the price investors might be willing to pay for the common stock.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and the information incorporated by reference into this prospectus, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business and acquisition strategies, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, results of operations and financial condition.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:

•	the impact of regulatory and licensing changes in the healthcare industry;

•	changes in the healthcare industry due to economic and political influences;

•	delays in reimbursement, or changes to reimbursement levels, under current Medicaid and Medicare programs;

•	changes to our mix of payment sources among our current and future patients;

•	our ability to complete and successfully integrate future facility or business acquisitions;

•	our ability to obtain financing in the future in order to fund future facility or business acquisitions;

•	our ability to compete in a competitive industry;

•	our ability to retain and replace qualified nurses, health care professionals and other key personnel;

•	litigation risks;

•	environmental compliance costs and liabilities associated with our facilities;

•	the potential for us to experience additional operating losses;

•	our need to make capital expenditures to maintain and improve our facilities;

•	the potential for increased interest costs on our existing and future debt; and

•	the other factors discussed in our filings with the SEC.
Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.

USE OF PROCEEDS
All proceeds from the resale of the shares of the common stock offered by this prospectus will belong to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the resale of the shares of the common stock by the selling shareholders. We may receive proceeds from the exercise of the Warrants, if they are exercised on a cash basis. We intend to use any proceeds from any such exercise for working capital and other general corporate purposes. We make no assurance that any Warrant will ever be exercised.

SELLING SHAREHOLDERS
The selling shareholders may use this prospectus for the resale of shares of common stock being registered hereunder for their accounts, although no selling shareholder is obligated to sell any such shares. The following tables set forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by them, which information is known to us as of June 11, 2014. We are not able to estimate the number of shares of common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all, some, or none of the shares and because, to our knowledge, there currently are no agreements, arrangements or understandings with respect to the sale of any such shares. See “Plan of Distribution.”

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered (1)(2)	Shares of Common Stock Beneficially Owned After the Offering (1)(3)
			Number	Percent
Barker, Jim	2,894††	2,894††	0	—
Barnwell Sr., Robert	20,041 [4]	2,894††	17,147	*
Bauer, Andrea	2,315 [5]	2,315†††	0	—
Beck, Steven	2,315††	2,315††	0	—
Benach, Robert	11,576††	11,576††	0	—
Benaderet, David	104,508 [6]	28,941††	75,567	*
Brogdon, Christopher†	1,616,620 [7]	347,288[8]	1,369,331	6.6%
Cant, Geoffrey	31,146 [9]	2,894††	28,252	*
Cantone Office Center [10]	23,153††	23,153††	0	—
Cantone Research, Inc. [11]	353,644 [12]	248,644[13]	105,000	*
Cantone, Anthony [14]	3,694,258 [15]	201,831††	3,492,427	16.9%
Cantone, John	3,762††	3,762††	0	—
Cantone, Nicole Konopki	1,158††	1,158††	0	—
Cantone, Virginia	3,473††	3,473††	0	—
Cattonar, Raymond	752††	752††	0	—
Chaikin, Douglas	5,788††	5,788††	0	—
Cohig, Jim	1,736 [16]	1,736†††	0	—
Collins, Joe	56,435 [17]	2,894††	53,541	*
Collins, Margaret	1,158††	1,158††	0	—
Conlin, Robert	2,894††	2,894††	0	—
Cowley, Robert	2,315††	2,315††	0	—
Crowther, Robert	1,216††	1,216††	0	—
Cunningham, Scott	37,091 [18]	37,091†††	0	—
Curd, Brian	232 [19]	232†††	0	—

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered (1)(2)	Shares of Common Stock Beneficially Owned After the Offering (1)(3)
			Number	Percent
David, Reklau	2,315††	2,315††	0	—
Dennis, Patrick	5,788††	5,788††	0	—
Diamond, Robert	652 [20]	652†††	0	—
Drennen, David	1,929 [21]	1,929†††	0	—
Embry Living Trust	23,153††	23,153††	0	—
Fedder, Joel	16,205 [22]	5,788††	10,417	*
Ferber, Peter	6,482 [23]	2,315††	4,167	*
Fleming, Ronald W. †	40,738 [24]	70,000†††	17,407	*
Gaur, Jean	1,158††	1,158††	0	—
Gefken Disclaimer Trust	5,788††	5,788††	0	—
Gefken, Christine	32,193 [25]	5,788††	26,405	*
Gentry, Boyd[26]	424,810 [27]	275,625†††	149,185	*
Gigliotti, Angelo	3,473††	3,473††	0	—
Groeber, Carol	35,979 [28]	35,979†††	0	—
Hackett, Peter†	58,282 [29]	3,704†††	54,578	*
Hayden IR, LLC [30]	15,750 [31]	15,750†††	0	—
Henry, Kimberlee	15,202 [32]	15,202†††	0	—
Kearns, Merle Grace	926 [33]	926†††	0	—
Kent, Dennis	2,894††	2,894††	0	—
Kolanowski, Bernard	3,241 [34]	1,158††	2,083	*
Krantz, Kenneth	2,894††	2,894††	0	—
Kruljac, Jonathan B.	6,948 [35]	6,948†††	0	—
Krushinsky, Michael	11,411 [36]	1,736††	9,675	*
Langer, Milton	1,158††	1,158††	0	—
Lasley, Charles	8,682††	8,682††	0	—
Lavigne, Joe	585 [37]	585†††	0	—
Leckner, David	1,158††	1,158††	0	—
Levine, Jeffrey[38]	29,947[39]	12,965†††	16,982	*
Liolios, Scott	1,158 [40]	1,158†††	0	—
Macrae, Tim	2,315††	2,315††	0	—
Matthes, Alan	2,894††	2,894††	0	—
Mayster, Gloria	1,158††	1,158††	0	—
Miller, Dale	10,997 [41]	5,788††	17,716	*
Moose, Hoy	1,736††	1,736††	0	—
Morocco, Daniel	1,158††	1,158††	0	—

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares Being Offered (1)(2)	Shares of Common Stock Beneficially Owned After the Offering (1)(3)
			Number	Percent
Neal, Sheldon	5,788††	5,788††	0	—
Nedbalek, Bobby	11,576††	11,576††	0	—
Noble Financial Capital Markets [42]	55,125 [43]	55,125†††	0	—
Owen, William	8,682††	8,682††	0	—
Peterson, Clarence A.	3,590 [44]	3,590†††	0	—
Polakoff, Victor	5,788††	5,788††	0	—
Radcliffe, Donald S.	1,158††	1,158††	0	—
Radcliffe, Philip†	81,487 [45]	20,606 [46]	60,881	*
Ragonese, Patsy	2,894††	2,894††	0	—
Reamey, Gordon	11,858 [47]	2,315††	9,543	*
Reynolds, Sharon	35,979 [48]	35,979†††	0	—
Rhodes, Carol	8,682††	8,682††	0	—
Rinehart Jr., Kenneth L.	17,364††	17,364††	0	—
Roe, Wayne	2,315††	2,315††	0	—
Rubenstein, David†	114,248 [49]	210,000 [50]	9,259	*
Schleyer, John	2,894††	2,894††	0	—
Shayman, Linda	2,315††	2,315††	0	—
Steinle, Shelton	11,576††	11,576††	0	—
Strome Alpha Offshore Ltd. [51]	378,125 [52]	378,125†††	0	—
Sturtz, Larry†	136,425 [53]	40,600 [54]	95,825	*
Tenwick, David A. †	784,328 [55]	437,890 [56]	346,438	1.7%
Thomas Gardner Trust	11,861 [57]	2,315††	9,546	*
Von Bartheld, Frederick	1,158††	1,158††	0	—
Von Bartheld, Selene	2,894††	2,894††	0	—
Wade, Gary[58]	462,049 [59]	235,535†††	226,514	1.1%
Weiss, Neil	13,452 [60]	5,209††	8,243	*
Williams, J. Michael	51,473	51,473†††	0	—

*	Represents less than 1% of the issued and outstanding shares of common stock as of May 31, 2014.

†	Indicates individual is a director or an executive officer of the Company. Such individuals may be deemed to be “affiliates” of the Company as such term is defined in Rule 405 of the Securities Act.

††	Represents shares of common stock issued upon exercise of 2010 Warrants.

†††	Represents shares of common stock issuable upon exercise of Service Warrants.

1For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a selling shareholder is deemed to have beneficial ownership of any shares of common stock that such selling shareholder has the right to acquire within 60 days of May 31, 2014.
2Based upon 17,508,686 shares of common stock outstanding as of May 31, 2014. For the purposes of computing the percentage of outstanding shares of common stock held by the selling shareholders named above, any shares which any selling shareholder has the right to acquire within 60 days of May 31, 2014, are deemed to be outstanding.
3Assumes that all shares of common stock being offered and registered hereunder are sold, although the selling shareholders are not obligated to sell any such shares.
4Represents: (i) 2,894 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 11,939 shares of common stock.
5Represents 2,315 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
6Represents: (i) 75,567 shares of common stock issuable upon conversion of a 2012 Note; and (ii) 28,941 shares of common stock issued upon exercise of a 2010 Warrant.
7Includes: (i) 938,035 shares of common stock held directly by Connie B. Brogdon (his spouse); (ii) 221,296 shares of common stock held by Christopher Brogdon; (iii) 115,763 shares of common stock issuable upon exercise of a Service Warrant held by Christopher Brogdon at an exercise price of $2.59 per share which expires on November 1, 2017; (iv) 115,763 shares of common stock issuable upon conversion of a Service Warrant held by Christopher Brogdon at an exercise price of $3.46 per share which expires on November 1, 2017; (v) 115,762 shares of common stock issuable upon exercise of a Service Warrant held by Christopher Brogdon at an exercise price of $4.32 per share which expires on November 1, 2017; (vi) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $5.71 per share; and (vii) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $6.67 per share.
8Represents: (i) 115,763 shares of common stock issuable upon exercise of a Service Warrant held by Christopher Brogdon at an exercise price of $2.59 per share which expires on November 1, 2017; (ii) 115,763 shares of common stock issuable upon conversion of a Service Warrant held by Christopher Brogdon at an exercise price of $3.46 per share which expires on November 1, 2017; and (iii) 115,762 shares of common stock issuable upon exercise of a Service Warrant held by Christopher Brogdon at an exercise price of $4.32 per share which expires on November 1, 2017.
9Represents: (i) 2,894 shares of common stock issued upon exercise of a 2010 Warrant; (ii) 10,076 shares of common stock issuable upon conversion of a 2012 Note; and (iii) 15,051 shares of common stock.
10Anthony J. Cantone has sole voting and investment control with respect to the shares of our common stock registered hereby for the account of Cantone Office Center.  Cantone Office Center is an affiliate of Cantone Research, Inc., a registered broker-dealer. Cantone Office Center has represented to us that it purchased the 2010 Warrant in the ordinary course of business and at the time of the purchase of the 2010 Warrant to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the 2010 Warrant.
11Anthony J. Cantone, the President of Cantone Research, Inc., has sole voting and investment control with respect to the shares of common stock registered hereby for the account of Cantone Research, Inc.  Cantone Research, Inc. is a registered broker-dealer and may be deemed to be an underwriter under the federal securities laws.  Cantone Research, Inc. received the Warrants listed in this table for Cantone Research, Inc.’s account as compensation for placement agent services rendered to us by Cantone Research, Inc. Cantone Research, Inc. served as a placement agent for our private placement offering of the 2012 Notes and the 2010 Notes and received customary compensation in connection therewith.
12Represents: (i) 75,000 shares of common stock issuable upon exercise of the Settlement Warrant; (ii) 173,644 shares of common stock issued upon exercise of a 2010 Warrant; and (iii) 105,000 shares of common stock issuable upon exercise of a warrant with an exercise price of $3.91 per share.
13Represents: (i) 75,000 shares of common stock issuable upon exercise of the Settlement Warrant; and (ii) 173,644 shares of common stock issued upon exercise of a 2010 Warrant.
14Pursuant to a Form 4 filed on July 13, 2012 with the SEC by Anthony J. Cantone, Mr. Cantone reported that he beneficially owns in excess of 10% of the common stock. Accordingly, Mr. Cantone may be deemed to be an “affiliate” of the Company as such term is defined in Rule 405 of the Securities Act. Mr. Cantone is an affiliate of Cantone Research, Inc., a registered broker-dealer. Mr. Cantone has represented to us that he received the 2010 Warrants in the ordinary course of business and at the time of the purchase of the 2010 Warrants, he had no agreements or understandings, directly or indirectly, with any person to distribute the 2010 Warrants or the shares of common stock issuable upon conversion thereof. For a description of the arrangements between us and Mr. Cantone, see “Note 19. Related Party Transactions” to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.
15Represents: (i) 201,831 shares of common stock held by Mr. Cantone; (ii) 269,266 shares of common stock held by affiliates of Mr. Cantone; (iii) 134,048 shares of common stock issuable upon conversion of a 2010 Note; (iv) 1,384,635 shares of common stock issuable upon conversion of a 2012 Note held by an affiliate of Mr. Cantone; (v) 938,338 shares of common stock issuable upon conversion of a 2010 Note held by an affiliate of Mr. Cantone; (vi) 218,640 shares of common stock issuable upon conversion of a 2012 Note held by Mr. Cantone; (vii) the Settlement Warrant held by an affiliate of Mr. Cantone to purchase 75,000 shares of common stock; (viii) a warrant held by an affiliate of Mr. Cantone to purchase 315,000 shares of common stock at an exercise price of $3.81 per share; (ix) a warrant held by an affiliate of Mr. Cantone to purchase 105,000 shares of common stock at an exercise price of $3.81 per share; and (x) 52,500 shares of common stock issued to Mr. Cantone in connection with his services as placement agent in the offer and placement of the 2012 Notes.
16Represents 1,736 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
17Represents: (i) 2,894 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 32,708 shares of common stock.
18Represents: (i) 2,037 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 2,037 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 2,038 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 2,038 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; and (v) 28,941 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.59 per share which expires on December 8, 2014.
19Represents 232 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.72 per share which expires on December 6, 2014.
20Represents 652 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
21Represents 1,929 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
22Represents: (i) 10,417 shares of common stock issuable upon conversion of a 2011 Note; and (ii) 5,788 shares of common stock issued upon exercise of a 2010 Warrant.
23Represents: (i) 4,167 shares of common stock issuable upon conversion of a 2012 Note; and (ii) 2,315 shares of common stock issued upon exercise of a 2010 Warrant.
24Represents: (i) 23,331 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $5.90 per share which expires on May 15, 2023; (ii) 10,000 shares of common stock issuable upon exercise of an option at an exercise price of $4.34 per share; and (iii) 7,407 shares of common stock issuable upon exercise of options at an exercise price of $4.06 per share.
25Represents: (i) 5,788 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 15,988 shares of common stock.
26Mr. Gentry is the former Chief Executive Officer, President and Director of the Company. For more information regarding the Company’s relationship with Mr. Gentry, please see: (i) “Executive Compensation” in Part III, Item. 11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; and (ii) Item 5.02 of the Current Report on Form 8-K filed with the SEC on June 3, 2014.
27Represents: (i) a Service Warrant to purchase 275,625 shares of common stock at an exercise price of $3.75 per share which expires on January 10, 2021; (ii) 41,662 shares of common stock issuable upon exercise of an option at an exercise price of $3.93 per share; and (iii) 18,519 shares of common stock issuable upon exercise of an option at an exercise price of $4.06 per share.
28Represents: (i) 1,760 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 1,760 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 1,759 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 1,759 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; and (v) 28,941 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.59 per share which expires on December 8, 2014.
29Includes: (i) 926 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 926 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 926 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 926 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; and (vi) 17,776 shares of common stock issuable upon exercise of an option with an exercise price of $4.06 per share.
30Brett Maas has sole voting and investment control with respect to the shares of common stock registered hereby for the account of Hayden IR, LLC.
31Represents 15,750 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $4.37 per share which expires on August 31, 2015.
32Represents: (i) 2,778 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 2,778 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; and (iii) 9,646 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.59 per share which expires on December 8, 2014.
33Represents 926 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.04 per share which expires on November 16, 2017.
34Represents: (i) 1,158 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 400 shares of common stock.
35Represents 6,948 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
36Represents: (i) 1,736 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 6,550 shares of common stock.
37Represents 585 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
38Mr. Levine is a former Director of the Company. For more information regarding the Company’s relationship with Mr. Levine, please see: (i) “Executive Compensation -- Director Compensation” in Part III, Item. 11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
39Includes: (i) 3,241 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 3,241 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 3,241 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 3,242 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; and (vi) 4,861 shares of common stock issuable upon exercise of an option with an exercise price of $1.30 per share.
40Represents 1,158 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.73 per share which expires on December 6, 2014.
41Represents: (i) 6,720 shares of common stock; and (ii) 5,788 shares of common stock issued upon exercise of a 2010 Warrant.
42Nick Pronk has sole voting and investment control with respect to the shares of common stock registered hereby for the account of Noble Financial Capital Markets.
43Represents 55,125 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $4.08 per share which expires on May 1, 2016.
44Represents 3,590 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $1.04 per share which expires on November 16, 2017.
45Includes: (i) 5,151 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 5,151 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 5,152 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 5,152 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; (vi) 4,861 shares of common stock issuable upon exercise of an option with an exercise price of $1.30 per share; and (vii) 17,776 shares of common stock issuable upon exercise of an option with an exercise price of $4.06 per share.
46Represents: (i) 5,151 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 5,151 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 5,152 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 5,152 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017.
47Represents: (i) 4,167 shares of common stock issuable upon conversion of a 2011 Note; (ii) 5,376 shares of common stock; and (iii) 2,315 shares of common stock issued upon exercise of a 2010 Warrant.
48Represents: (i) 1,760 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 1,760 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 1,759 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 1,759 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; and (v) 28,941 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.59 per share which expires on December 8, 2014.
49Represents: (i) 34,996 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $4.58 per share; (ii) 69,993 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.93 per share; and (iii) 9,259 shares of common stock issuable upon exercise of an option with an exercise price of $4.06 per share.
50Represents: (i) 105,000 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.93 per share which expires on December 19, 2021; and (ii) 105,000 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $4.58 per share which expires on December 19, 2021.
51Mark Strome has sole voting and investment control with respect to the shares of common stock registered hereby for the account of Strome Alpha Offshore, Ltd.
52Represents: (i) 328,125 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $3.81 per share which expires on April 1, 2015; and (ii) 11,576 shares of common stock issuable upon exercise of a Service Warrant at an exercise price of $3.80 per share which expires on December 28, 2022.
53Includes: (i) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; (vi) 4,861 shares of common stock issuable upon exercise of an option with an exercise price of $1.30 per share; and (vii) 17,776 shares of common stock issuable upon exercise of an option with an exercise price of $4.06 per share.
54Represents: (i) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; and (iv) 10,150 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017.
55Includes: (i) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 109,473 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 109,473 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017; and (v) 18,519 shares of common stock issuable upon exercise of an option with an exercise price of $4.06 per share.
56Represents: (i) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 109,472 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017.
57Represents: (i) 2,315 shares of common stock issued upon exercise of a 2010 Warrant; and (ii) 7,463 shares of common stock.
58Mr. Wade is a former Co-Chief Executive Officer and Director of the Company. For more information regarding the Company’s relationship with Mr. Wade, please see: (i) “Executive Compensation -- Director Compensation” in Part III, Item. 11 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
59Includes: (i) 58,884 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 58,884 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 58,884 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 58,883 shares of common stock issuable upon exercise of a Service Warrant with an exercise price of $3.43 per share which expires on November 16, 2017.
60Represents: (i) 8,333 shares of common stock issuable upon conversion of a 2011 Note; and (ii) 5,209 shares of common stock issued upon exercise of 2010 Warrant.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.
The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be affected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such method of sale; and

•	any other method permitted pursuant to applicable law.
If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved.)  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling shareholders may pledge or grant a security interest in some or all of the warrants or shares of common stock beneficially owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under

Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock registered for their account hereby in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name and names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the applicable registration rights agreements to which they are a party, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the applicable registration rights agreement to which they are a party, or we may be entitled to contribution.
LEGAL MATTERS
The validity of the common stock offered by this prospectus has been passed upon for us by Rogers & Hardin LLP, Atlanta, Georgia and Carlile Patchen & Murphy LLP, Columbus, Ohio. Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of the common stock.
EXPERTS
The consolidated financial statements of AdCare Health Systems, Inc. and subsidiaries as of December 31, 2013 and 2012, and for the years then ended, have been incorporated by reference herein and into the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.
We maintain an Internet website at www.adcarehealth.com. All of our reports filed with the SEC (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements) are accessible through the Investor Relations section of our website, free of charge, as soon as reasonably practicable after electronic filing. The reference to our website in this prospectus is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.
We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.
We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on each of January 21, 2014; February 14, 2014; March 7, 2014; March 14, 2014; May 21, 2014; June 3, 2014; and June 11, 2014; and

•
the description of the common stock contained in the Registration Statement on Form 8-A12B, filed with the SEC on November 7, 2006, including any subsequent amendment or report filed for updating such description, including the Current Report on Form 8-K filed with the SEC on December 18, 2013.

Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference into this prospectus.
Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference into this prospectus, without charge, by written or oral request directed to AdCare Administrative Services, 1145 Hembree Road, Roswell, Georgia 30076, Attention: Investor Relations, Telephone: (678) 869-5116, or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.” Documents incorporated by reference into this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
While indemnification for liabilities under the Securities Act is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Securities Act.  We will be governed by the final adjudication of the issue.